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                                  [AMFM LOGO]

FOR IMMEDIATE RELEASE                          NEWS ANNOUNCEMENT

CONTACT:
Kevin Mischnick                                Joseph N. Jaffoni, Stewart Lewack
AMFM Inc.                                      Jaffoni & Collins Incorporated
512/340-7800                                   212/835-8500; afm@jcir.com

CAPSTAR BROADCASTING PARTNERS, INC. COMPLETES EXCHANGE OF 12% SENIOR EXCHANGEABLE PREFERRED STOCK FOR 12% SUBORDINATED EXCHANGE DEBENTURES DUE 2009



AUSTIN AND DALLAS, TEXAS, JANUARY 3, 2000 -- Capstar Broadcasting Partners, Inc. (the "Company"), an indirect subsidiary of AMFM Inc. (NYSE:AFM) ("AMFM"'), announced today that it has completed the exchange of its 12% Senior Exchangeable Preferred Stock (the "Preferred Stock") for the Company's 12% Subordinated Exchange Debentures due 2009 (the "Debentures"), effective as of January 1, 2000 (the "Exchange Date").

On the Exchange Date, each holder of record of Preferred Stock received $100 principal amount of Debentures for each share of Preferred Stock exchanged, and all accrued and unpaid dividends on the Preferred Stock up to, but not including, the Exchange Date. Interest on the Debentures began to accrue from, and including, the Exchange Date.

Capstar Broadcasting Partners, Inc. is an indirect subsidiary of AMFM, the nation's largest radio broadcasting entity, consisting of the AMFM Radio Group, including The AMFM Radio Networks and the Chancellor Marketing Group, and the AMFM New Media Group, including Katz Media and AMFM's Internet operations. Reflecting announced transactions, AMFM Radio Group with over 440 stations in 100 markets reaches a weekly listener base of approximately 64 million people. The AMFM Radio Networks offers syndicated programming nationwide. Chancellor Marketing Group is a full-service sales promotion firm developing integrated marketing programs for Fortune 1000 companies. Katz Media is the only full-service media representation firm in the United States serving multiple types of electronic media. AMFM's Internet operations focus on developing AMFM's e-commerce web sites, streaming online broadcasts of AMFM's on-air programming and other media, and promoting emerging Internet and new media concerns.

AMFM has entered into a merger agreement with Clear Channel Communications, Inc. pursuant to which, if completed, AMFM's stockholders will receive 0.94 shares of Clear Channel common stock for each share of AMFM common stock held on the record date of the transaction and AMFM will become a wholly owned subsidiary of Clear Channel. The merger with Clear Channel is not expected to be consummated until the second half of 2000.